SOFTWARE LICENSE AGREEMENT


"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

This Software License Agreement (the "Agreement") by and between Forecross (R) Corporation, a California corporation located at 90 New Montgomery Street, San Francisco, California, 94105 (hereafter "Forecross") and CY2K Solutions, L.L.C., a California Limited Liability Company (hereafter referred to as "Licensee"), having its principal office at 4133 Stanford, Dallas, Texas 75225 is made and entered into as of and dated the 25th day of March 1997.

WHEREAS, Forecross is the sole owner of a proprietary software system including programs, options, documentation, data and information, collectively entitled ASSESS/2000 (hereinafter referred to as the "Licensed Product"; and

WHEREAS, Licensee desires to acquire a license to use the Licensed Product.

NOW, THEREFORE, for and in consideration of the covenants and premises herein recited, it is understood and agreed as follows:

1.   DEFINITIONS.

For the purpose of this Agreement:

(a) "Software" means the computer source and/or object code comprising the Product/System indicated in Paragraph 13(b);

(b) "Documentation" means any documents and manuals which are normally provided in conjunction with the Product/System indicated in Paragraph 13(b);

(c) "Error" means a failure of the Software to work in accordance with the Documentation;

(d)  "Maintenance" means the correction of Errors;

(e) "Problem" means any difficulty encountered by Licensee in the use of the Software and Documentation other than an Error;

(f) "Enhancement" means alterations made to the Software or Documentation to meet Licensee's requirements;

(g) "Improvement" means any improvement made during the term of this License by Forecross to the Licensed Product which is not separately listed in the Forecross price list; and

(h) "Upgrade" means any addition made during the term of this License by Forecross to the Licensed Product which is separately listed in the Forecross price list.

(i) "Conversion" of a computer program means the automated translation of a program and any of its associated components using the Licensed Product.

2.   LICENSE.

Forecross grants to Licensee a non-assignable, non-transferable, non-exclusive license to use the Licensed Product, subject to the terms and conditions specified herein and only at the computer facility locations specified herein.

3.   PAYMENT.

Non-refundable payment for use of the Licensed Product is due upon rendering of an invoice from Forecross. An invoice will be rendered to Licensee as of the date of this Agreement.

4.   MAINTENANCE AND ENHANCEMENT PLAN.

     A. It is understood that Forecross is continually modifying and enhancing Licensed Product which results in new versions of Licensed Product. Under the Maintenance and Enhancement Plan of Forecross (hereinafter referred to as the "Plan"), to the extent Forecross shall produce any such versions, Forecross will provide to Licensee one (1) copy of every new version of Licensed Product licensed under this Agreement, including all modifications, enhancements and corresponding technical documentation. New features announced as extra cost options shall not be included in the Plan. Under the Plan, Licensee will also be provided all requested technical telephone consultation. Forecross reserves the right to terminate the Plan at the end of any maintenance period.

     B. Licensee is subscribed in the Plan for a fee equal to 12.5% of the Licensee Fee identified in Paragraph 13 hereof for a period of one (1) year following the delivery date of Licensed Product. Before each anniversary date of delivery thereafter, Licensee shall be invoiced the fee for the Plan for the following year.

     C. The annual fee for the Plan for each copy of Licensed Product shall be specified in the Fee Schedule for Licensed Product in effect on the anniversary date of delivery.

     D. Licensee may elect to cancel its subscription in the Plan, effective upon any subsequent anniversary date of delivery, by written notice to Forecross at any time prior to such anniversary date. A Licensee who cancels its subscription in the Plan may at a later time renew its subscription and receive the benefits of the Plan upon payment of the annual fee for the Plan in effect at the time of renewal plus a reinstatement fee equal to the difference between the permanent license fee of Licensed Product originally paid and that prevailing at the time of subscription renewal.

5.   TITLE, RISK OF LOSS AND NON-ASSIGNABILITY.

Title and ownership rights to the Licensed Product shall remain in Forecross. Title to Licensed Product, all property rights therein and all materials shall remain the sole property of Forecross. After delivery of Licensed Product to Licensee, Licensee shall be solely responsible for and bear all risk of loss thereon, except as occasioned by Forecross. The license to use Licensed Product hereunder is personal to Licensee and Licensee shall not transfer, sublease, assign or deliver Licensed Product or such license to another without the prior written consent of Forecross.

6.   WARRANTIES.

Forecross warrants its rights to license the Licensed Product and agrees to defend, or settle at its option, any action at law against Licensee arising from a claim that Licensee's permitted use of the Licensed Product under this Agreement infringes any copyright or other proprietary right of a third party, provided Licensee gives Forecross prompt notice of any such claim within ten days of Licensee's notice thereof and provides reasonable assistance in its defense, with counsel designated by Forecross. ALL OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, ARE HEREBY EXCLUDED.

7.   LIMITATION OF LIABILITY.

Licensee acknowledges that the Licensed Product is of such complexity that it may have inherent defects. Therefore, Licensee agrees that its sole and exclusive remedies for any damage or loss in any way connected with the Licensed Product, whether by Forecross's breach of any express or implied warranty (except against infringement), negligence, or any breach of any other duty, shall be, at Forecross's option, repair or replacement of the Licensed Product or return of or credit for any appropriate portion of any payment made or to be made by Licensee with respect to the Licensed Product. Under no circumstances (including breach of the warranty against infringement) and under no legal theory, tort, contract, or otherwise, shall Forecross be liable to Licensee or any other person for any special or consequential damages of any character including, without limitation, damages for loss of good will, work stoppage, computer failure or malfunction, or any and all other commercial damages or losses, or for any damages in excess of the fees and charges paid hereinunder, even if Forecross shall have been informed of the possibility thereof.

8.   PROPRIETARY; CONFIDENTIALITY.

The Licensed Product is composed of confidential information which is the property of Forecross. Licensee shall only use the Licensed Product for its own use in the normal course of its business. Licensee shall not license or sublicense, use, market, sell, exploit, revise, assign, or donate the Licensed Product or any portion thereof, except as provided in this Agreement, whether with or without charge, and shall have no rights, ownership or interest in the Licensed Product except as described in this Agreement. Licensee agrees not to attempt to decipher the Licensed Product or develop source code for the Licensed Product. Licensee will not copy, duplicate, create or recreate any portion or the whole of the Licensed Product other than as required by its normal operating procedures. Licensee shall not remove or alter Forecross's proprietary notices in any copy or partial copy of any form of the Licensed Product. Licensee shall not disclose and shall exercise all reasonable precautions to prevent access to the Licensed Product, or any portion of such, except to persons whose access to them is necessary for the effective and efficient use of them by Licensee. Licensee agrees to take all reasonable steps to insure that no unauthorized persons shall have access to the Licensed Product and that all authorized persons having access to the Licensed Product shall refrain from any such disclosure, duplication or reproduction. Licensee shall be responsible for all damages caused from such disclosure, duplication or reproduction by persons having access to the Licensed Product while in the possession of Licensee. Violation in any material aspect of any provision of this Paragraph may cause irreparable damage to Forecross due to the nature of the obligations. In addition to any other remedies to which Forecross may be entitled at law or in equity, Forecross shall be entitled to preliminary and other injunctive relief against such a violation. Any injunctive relief shall be in addition to and shall in no way limit all rights of Forecross to recover damages because of such violation.

9.   NO RIGHTS OF MODIFICATION.

Licensee may not modify the Software. If Licensee breaches this provision, in addition to any such remedies Forecross may have, Forecross will not be responsible for the integrity, operation or compatibility of the Software with any hardware or software, although Forecross's ownership and rights remain in full force and proprietary notices must remain.

10.  TAXES AND DUTIES

The charges covered by this Agreement are exclusive of any tariffs, duties or taxes imposed or levied by any government or governmental agency in connection with this Agreement. With the exception of taxes imposed upon Forecross which are based upon net income, Licensee shall be liable for payment of all such taxes, however designated, levied or based on the Licensed Product, its charges or its use or on this Agreement, including without limitation, state or local sales, use and personal property taxes.

11.  TERM.

     A.   COMMENCEMENT AND TERMINATION.

This Agreement shall commence on the date hereof and, unless terminated earlier pursuant to the terms of this Agreement, shall continue until in perpetuity unless otherwise terminated as provided herein. This Agreement may be terminated:

(1) by Forecross upon fifteen (15) days notice in the event of non-payment of all or any part of any sum due under this Agreement unless full payment thereof is made within said notice period; or

(2) by either party upon twenty-four (24) hours notice in the event that the other party shall be or become insolvent or if there are any proceedings instituted by or against it in bankruptcy or under insolvency laws or for reorganization, receivership or dissolution, except for such proceedings as are mandatory on the part of the affected party and are terminated without prejudice to the other party within sixty (60) days; or if it shall make an assignment for the benefit of creditors outside the ordinary course of its business; or

(3) by either party upon fifteen (15) days notice in the event of a material breach by the other party of any of the terms of this Agreement unless such breach is fully cured within said notice period.

     B.   EFFECT.

The provisions of Paragraph 11 shall continue after termination. Upon termination of this Agreement Licensee will either return to Forecross or destroy all copies of the Licensed Product and all duplicates thereof and shall not use them further. Licensee shall within ten (10) business days of the date of such termination furnish Forecross with a certificate of compliance with the provisions of this Paragraph 11(b), and agrees that if such a certificate is not furnished within the time stated Forecross shall have the right to injunctive relief in the same manner and for the same reasons as provided in Paragraph 11.

12.  MISCELLANEOUS.

     A.   GOVERNING LAW.

This Agreement is made in and shall be governed by the laws of California applicable to contracts made and to be performed in California.

     B.   ARBITRATION.

Any controversy or claim arising out of, in connection with or relating to this Agreement, or the formation or breach hereof shall be resolved by binding arbitration pursuant to the rules then in effect of the American Arbitration Association and the State of California, with the cost thereof shared equally by the parties; the venue of any arbitration or litigation relating to any such controversy or claim shall be San Francisco, California, and the parties consent to the jurisdiction of any court therein. In the event of litigation or arbitration between the parties concerning this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees.

     C.   NOTICES.

Notices shall be given at the addresses above (which may be changed by notice) and shall be deemed given upon personal delivery or forty-eight (48) hours after mailing.

     D.   AGREEMENT.

This Agreement shall be binding upon any successors, assigns and legal representatives of either party. This Agreement contains the entire agreement of the parties relating to the Licensed Product, and may be amended only by a writing executed by both parties.

13.  LICENSE DETAILS.

Licensee agrees to license the Licensed Product for use at the following computer facility location(s) for the fee(s) indicated below:

     A.   LOCATION OF LICENSED PRODUCT. 4133 Stanford, Dallas, Texas 75225

     B.   METHOD OF DELIVERY.

Licensor will deliver the Licensed Product to Licensee's computer by means of electronic transfer.

     C.   SCOPE OF USE OF LICENSED PRODUCT.

Licensee may use the Licensed Product at the Location specified above to assess code for Year 2000 compliance for multiple customers of Licensee.

     D.   LICENSE FEE.

US [***]

     E.   MAINTENANCE PLAN FEE.

US [***]



SIGNATURES

/s/ CY2K Solutions, L.L.C.
LICENSEE


BY:  /s/ Donald R. Gardner
     ------------------------------------------
     AUTHORIZED OFFICER'S SIGNATURE


     Donald R. Gardner, CEO
     ------------------------------------------
     PRINT NAME AND TITLE OF AUTHORIZED OFFICER



FORECROSS CORPORATION,
a California Corporation



BY:  /s/ Bernadette C. Castello
     ------------------------------------------
     Bernadette C. Castello
     Senior Vice President